Exhibit 10.1

Third Amendment to the Agreement for Distribution of Products

The Agreement for Distribution of Products dated September 26, 2006 between Whole Foods Market Distribution, Inc., a Delaware corporation, and United Natural Foods, Inc., a Delaware corporation (the "Agreement") as amended by the First Amendment to the Agreement for Distribution of Products dated June 2, 2010, and the Second Amendment to the Agreement for Distribution of Products dated October 11, 2010, is hereby amended effective February 20, 2014.

All terms not defined herein shall have the meaning set forth in the Agreement. The parties agree as follows:

1. Article 6 is hereby amended by adding a new subsection (h) as follows:

(h) Reserved Inventory. Each time WFM desires certain quantities of certain SKUs (but excluding Exclusives, Private Label SKUs and Control Label SKUs) be purchased or otherwise made available by UNFI for WFM in UNFI inventory for sale and availability only to WFM ("Reserved Inventory"), WFM shall provide to UNFI for UNFI's acknowledgment a written document containing: (1) a list of Reserved Inventory by SKU and (2) the quantity requirements of each SKU for the reserve periods specified by WFM (the "Reserved Inventory Requirements"). If UNFI cannot obtain the quantities of any SKU of Reserved Inventory set forth in the Reserved Inventory Requirements due to circumstances beyond its control, UNFI shall advise WFM as soon as it becomes aware of such issue, and WFM may modify the Reserved Inventory Requirements with respect to such SKUs accordingly. Once such modification is accomplished by WFM and resubmitted to UNFI, subject to UNFI's written acceptance, UNFI shall procure and reserve on behalf of WFM and sell the Reserved Inventory to WFM in accordance with the Reserved Inventory Requirements. By submitting the Reserved Inventory Requirements, WFM agrees to purchase all such Reserved Inventory in the quantities requested and upon the schedule set forth in the Reserved Inventory Requirements. Except for (i) Reserved Inventory that is received from UNFI by WFM or WFM's designated third party logistics provider out of date (including Reserved Inventory that is out of compliance with our Code Date Policy) or damaged or received by WFM or WFM's designated third party logistics provider in unacceptable condition due to UNFI's acts or omissions including, but not limited to, improper storage, damage incurred during transportation by UNFI or its designees or (ii) documented at time of delivery as never received, i.e., missing or short, WFM's obligations to purchase the Reserved Inventory, as adjusted as provided above, are irrevocable and not subject to negotiation. If WFM attempts to cancel or fails or refuses to accept any delivery of any Reserved Inventory for any reason other than as set forth above, then WFM shall remain responsible for paying for such inventory, as well as for the cost of any freight to return to UNFI's facility any Reserved Inventory which has already been shipped to WFM and otherwise make UNFI completely whole for any expenses, fees, damages or costs related to the Reserved Inventory at issue.

2. This Amendment may be executed by any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Fax, email and other electronic transmissions are considered originals for all purposes.

3. Except as amended hereby, all other terms of the Agreement remain in full force and effect.

The parties have entered into this Third Amendment to Agreement for Distribution of Products as of the date set forth in the opening paragraph.

United Natural Foods, Inc.		Whole Foods Market Distribution, Inc.

By:	/s/ Chris Erklenz	By:	/s/ Bart Beilman